                                                                    Exhibit 10.9


                          SUBLICENSE AGREEMENT BETWEEN
               CYBERMARCHE, INC. AND HEALTHCARE COMPUTING SYSTEMS

This agreement is made as of September 5, 1996 by and between CyberMarche, Inc.
(CM) and Healthcare Computing Systems (HCS). The terms of this agreement are the following:

o CyberMarche, Inc. sublicenses HCS, on an exclusive basis, to use, display, copy, modify, duplicate, make, have made, sell, import, export, and otherwise distribute the Software referred to in the attached exhibit (Exhibit A); and to have any of the foregoing performed on its behalf by a third party.

o     This sublicense is offered for a fee of one US Dollar ($1.00).

o In signing this agreement. HCS agrees to take responsibility for all dues, payments, royalties, keeping of records of sales, intellectual property rights, Governmental Rights, reports, warranties, notices and all other obligations and privileges that devolved upon CM as a result of its agreement with West Virginia University (WVU) (Exhibit B).

o Breach of this agreement will attract the same penalties to HCS as would be incurred if such breach of contract were committed by CM under the terms of its referenced agreement (Exhibits A & B) with WVU.

This is the entire agreement.

Signed and agreed:


For Healthcare Computing Systems. Inc.:



/s/ Robert R. Shank
-----------------------------------------
Robert R. Shank
COO, Corporate Secretary and Treasurer


For CyberMarche, Inc.:



/s/ Dr. K. J. Cleetus
-----------------------------------------
Dr. K. J. Cleetus
President & CEO

                                                                WVU/CM Agreement

                                    Exhibit A

Software licensed by WVU to CM under this agreement shall include current and future releases of the following elements of the ARTEMIS patient medical record management software developed, or under development, at the Concurrent Engineering Research Center (CERC), a research center of WVU. Specifically excluded from this list are such third-party components of CERC ARTEMIS technology as are inherent in the use of commercially available tools employed by CERC software personnel to develop its healthcare patient record management technology.

ARTEMIS distributed patient record management software consists of the following components:

(a) Software to allow access to CORBA-based services through the World Wide Web (services referred to as Web* and TclDII).

(b) All ARTEMIS patient record specific applications developed including the various presentation software and layout pages.

(c) Gateways to databases developed as part of providing access to patient records.

(d) Models and schemas of patient information.

(e) Mechanisms and methodologies developed to support confidential, secure access to patient chart.

(f) Supporting tools that were developed specifically to support patient record management.


                                                           /s/ Dr. K. J. Cleetus


                                      7/7

                                                                WVU/CM Agreement
                                   Exhibit B

                                LICENSE AGREEMENT

THIS License Agreement ("Agreement") is made as of June 4, 1996 (the "Effective Date") by and between West Virginia University Research Corporation on behalf of West Virginia University, a nonprofit organization organized under the laws of the State of West Virginia, located at 617 N. Spruce Street, PO Box 6845, Morgantown, WV 26506-6845 ("WVU"), and Cybermarche, Inc., a for-profit company, also organized under the laws of the State of West Virginia. situated at 235 High Street, Suite 412, Morgantown, WV 26505 ("CM" ), and founded by researchers of WVU in 1996 to develop, support, and market products and services for information technology. Therefore, the parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the meaning indicated:

1.1 "Intellectual Property Rights" shall mean collectively, all rights and interests of any nature, current and future, what WVU has or may have, including, without limitation, rights and interests in any patents, patent applications, trade secrets, copyrights, copyright registrations and applications therefor, moral rights, and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or may other state, country or jurisdiction, that relate to the Software.

1.2 "Net Sales" shall mean the gross sales price actually received by CM upon its sale or license of products incorporating the Software to a third party, less (a) normal and customary rebates, and cash and trade discounts actually given, (b) amounts allowed or credited due to returns (not to exceed the original billing or invoice amount), and (c) to the extent billed separately on the invoice and paid by the buyer: (i) sales, use and/or other excise taxes or duties actually paid, (ii) the cost of any packages and packing, (iii) insurance costs and outbound transportation charges prepaid or allowed, and (iv) import and/or export duties and withholding taxes actually paid.

1.3 "Software" shall mean the software described in Exhibit A. and any updates, enhancement, error corrections, improvements or other changes thereto made by WVU.

LICENSE

2.1 Grant.

WVU grants to CM a world-wide, transferable, exclusive license under the Intellectual Property Rights, including the right to grant and authorize sublicenses, to use, display, copy, modify, duplicate, make, have made, sell, import, export, and otherwise distribute the Software; and to have any of the foregoing performed on its behalf by a third party.

2.2 Reservations.

Notwithstanding Section 2.1, WVU expressly reserves the right to use the Software by WVU researchers and students for educational and academic, noncommercial research purposes; provided that WVU shall not disclose any trade secrets included within the Intellectual Property Rights to third parties.

2.3 Governmental Rights.

The licenses granted to CM under Section 2.1 are subject to any rights of the United States Government in the Intellectual Property Rights.


                                      1/7

                                                                WVU/CM Agreement

3. CONSIDERATION

3.1 Royalties.

In consideration of the rights and license granted herein, CM shall pay to WVU a royalty on Net Sales as follows:

       Period                                                   Royalty Rate
       ------                                                   ------------
       First year after First Commercial Shipment ("FCS")       0.00%

       Second year after FCS                                    0.25%

       Third and fourth years after FCS                         0.50%

       Beyond 4 years after FCS                                 0.25%

3.2 Allocation.

In the event the Software is incorporated in or sold in combination with other software code, products, or services, then Net Sales from such sales, for the purposes of calculating royalties due under Section 3.1 above, shall be reasonably allocated by CM between the Software and such other software code, product and/or services based on the amount of code or their relative value.

4. PAYMENTS AND REPORTS

4.1 Royalty Reports.

Thirty (30) days after the end of each calendar year, CM shall deliver to WVU a true and accurate royalty report. Such report shall include, with respect to such calendar year at least (a) the total of Net Sales; and (b) the calculation of amounts due WVU. Simultaneous with the delivery of each such report. CM shall pay to WVU the total amount, if any, due to WVU for the period of such report.

4.2 Records.

CM shall keep complete and accurate records of Net Sales in sufficient detail to enable the amounts payable hereunder to be determined. Upon WVU's written request. but not more frequently than once per calendar year, CM shall permit representatives or agents of WVU to examine such records during CM's regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement with respect to Net Sales made by CM for not more than five (5) years prior to the date of WVU's request. In the event that the amounts due to WVU are determined to have been underpaid, CM shall pay to WVU any amount due and unpaid. WVU shall bear the fees and expenses of WVU's representatives performing the examination of the books and records.

5. PATENTS AND COPYRIGHTS

5.1 Applications.

CM shall have the right, in its sole discretion, to apply for, seek prompt issuance of, maintain and enforce any patents within the Intellectual Property Rights in the name of WVU. At the request of WVU, which request shall specifically identify the technology and geographical area in question, CM will notify WVU if CM elected not to pursue a patent application covering such technology, or pay any fee required to maintain a patent copyright, or similar registration, in any country with sixty (60) days of WVU's request. In the event CM determines not to pursue such patent application or maintain such patent, WVU shall have the right to file and prosecute such application, and/or maintain such patent. CM shall also have the right, in its sole discretion, to apply for, seek prompt issuance of, maintain and enforce intellectual property protections other than patents, including but not limited to copyrights, within the Intellectual Property Rights in its own name.

5.2 Expenses.


                                       2/7

                                                                WVU/CM Agreement

Each party shall be responsible for expenses incurred by it in prosecuting applications and maintaining the Intellectual Property Rights.

5.3 Cooperation.

Each party agrees to provide all reasonable and necessary assistance, as requested by the other party, required to file, prosecute, maintain and enforce patents, patent applications, and other intellectual property right protections and establish ownership rights therein consistent with the terms of this Agreement.

6. INFRINGEMENT

6.1 Infringement.

In the event that any intellectual Property Right licensed to CM hereunder is, in CM's judgement, infringed by a third party, CM shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of CM's choice at CM's own expense, including any declaratory judgement action arising from such infringement. WVU shall be entitled to participate in any such action through counsel of its choice at WVU's own expense.

6.2 Witholding Royalties.

In the event that CM commences an action to enforce the Intellectual Property Rights, CM shall have the right during the pendency of the action to withhold up to, but not more than fifty percent (50%) of the amounts payable to WVU hereunder to offset CM's out of pocket legal expenses incurred in connection with such action or proceeding. Any portion of such withheld amounts that is not so applied shall be promptly paid to WVU after such action or proceeding is resolved or abandoned. Any amounts recovered from third parties by CM with respect to the Intellectual Property Rights in such action or preceding shall be applied to reimburse any outstanding legal expenses of the action or preceding incurred by CM or WVU, and to reimburse WVU for any amount withheld under this
Section 6.2 with respect to such action or proceeding in proportion to the total of the expense incurred by CM and WVU. Any amounts remaining shall be retained by CM.

7. REPRESENTATIONS AND WARRANTIES

7.1 Intellectual Property Representations and Warranties.

WVU represents, warrants and covenants that: (a) WVU has the right and authority to enter into this Agreement and grant the rights and licenses hereunder, (b) WVU has not previously granted, and will not grant in the future, any rights in the Intellectual Property Rights that are inconsistent with the rights and licenses grant to CM herein, (c) the Software does not infringe any patent rights, trade secrets or other proprietary rights of any third party, and (d) WVU does not own any rights in any other patent or patent application, the claims of which would dominate the Intellectual Property Rights or their use.

7.2 Governmental Rights.

The parties understand that the Intellectual Property Rights may have been developed under a funding agreement with the U.S. Government, and if so may be subject to 35 U.S.C. Sections 201-207 and regulations thereunder. WVU represents and warrants that it (i) has complied and agrees to continue to comply during the term of this Agreement with all laws and regulations applicable to such U.S. Government funding agreement, and (ii) have done and will continue to do all acts necessary or convenient for the protection of WVU's rights to retain ownership of all Intellectual Property Rights.

7.3 Disclaimer.

NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY STATED IN THIS SECTION 7.


                                     3/7

                                                                WVU/CM Agreement

8.CONFIDENTIALITY

8.1 Confidential Information and Trade Secrets.

CM may, from time to time, in connection with this Agreement, disclose to WVU, CM Confidential Information. "Confidential Information" shall mean any information disclosed in writing by CM to WVU and marked by CM with the legend "CONFIDENTIAL" or other similar legend sufficient to identify such information as confidential proprietary information. WVU shall not use any Confidential Information of CM except as expressly authorized, and will use its best efforts to prevent the disclosure of Confidential Information to third parties. This Section shall not apply to Confidential Information that: (i) is disclosed orally; provided, however, that WVU's obligations under this Section shall apply to information disclosed orally if such information is confirmed in writing as "CONFIDENTIAL" by CM within thirty (30) days after disclosure thereof, (ii) is in WVU's possession at the time of disclosure thereof (other than source code for the Software and other trade secrets of CM); (iii) is or later becomes part of the public domain through no fault of WVU; (iv) is received from a third party having no obligations of confidentiality to WVU; (v) is developed independently by WVU without reliance upon or use of CM's Confidential Information; or (vi) is required by law or regulation to be disclosed; provided, however, that WVU has provided written notice to CM promptly to enable CM to seek a protective order or otherwise prevent disclosure of such Confidential Information.

9. TERM AND TERMINATION

9.1 Term.

The term of this Agreement shall commence on the Effective Date and continue in full force and effect until expiration, revocation, invalidation or abandonment of the Intellectual Property Rights. Upon the expiration, but not an earlier termination of this Agreement, the license granted to Licensee under 2.1 above shall continue on a non-exclusive basis.

9.2 Termination Notice.

This Agreement will terminate:

      9.2.1
      Upon WVU's written notice to CM after sixty (60) days written notice to CM if CM breaches or defaults on any material obligation under this Agreement; provided that such sixty (60) day notice specifies the nature of the breach; and provided further that CM may avoid such termination, if before the end of such sixty (60) day period CM cures such breach or default. However, if CM disputes an asserted breach in writing within such sixty (60) day period, WVU shall not have the right to terminate this Agreement unless and until it has been determined by arbitrator or court that this Agreement was materially breached, and CM fails, to cure such breach within sixty (60) days after such determination; or

      9.2.2
      By CM upon sixty (60) days written notice to WVU.

9.3 Sales of Stock on Hand.

In the event that this Agreement is terminated for any reason, CM and its customers may within six (6) months after the effective date of such termination, sell or otherwise dispose of all copies of products incorporating the Software that CM or its customers may have on hand the effective date of such termination.

9.4 Survival.

Sections 7, 8, 9 and 10 shall survive the expiration and any termination of this Agreement.

9.5 Rights as Joint Owners.

In the event this Agreement is terminated for any reason with respect to any Intellectual Property Rights of which WVU and CM are joint owners, it is understood that neither WVU nor CM shall have any obligation to account to the other for profits, or to obtain the consent of the other, with


                                     4/7

                                                                WVU/CM Agreement

respect to any license or other exploitation of such Intellectual Property Rights by reason of such joint ownership. Any rights to an accounting from, and any requirement to obtain the consent of, the other joint ownership under the laws of any jurisdiction are hereby waived.

10. GENERAL

10.1 Assignment.

This Agreement may not be assigned by WVU without written consent from CM, which consent shall not be unreasonably withheld.

10.2 Complete Agreement.

This Agreement constitutes the entire understanding and only agreement between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, representations, agreements, and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto.

10.3 Use of Names.

Nothing contained in this Agreement may be construed as conferring any right to use by CM in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of WVU (including any contraction, abbreviation or simulation of any of the foregoing).

10.4 No Implied Obligations.

Nothing In this Agreement shall be deemed to require CM to exploit the Intellectual Property Rights for commercial purposes, or prevent CM from commercializing products similar to or competitive with the Intellectual Property Rights.

10.5 Notices.

Any notice or other communication this Agreement requires or permits either party to give must be in writing to the address given above or to such other address as one party designates by written notice to the other party.

10.6 Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of West Virginia, excluding that body of law related to choice of laws.

10.7 No Waiver.

A waiver, express or implied, by either party of any right under this Agreement or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of similar or dissimilar nature thereto.

10.8 No Consequential Damages.

Other than for breach of section 7.1, 7.2 or 8.1, in no event shall either party be liable for any incidental, consequential, or special damages, however caused and under any theory of liability, regardless of whether the party has been advised of the possibility of such damages.


                                      5/7

                                                                WVU/CM Agreement

10.9 Severability.

If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not reformable, so as not to affect the validity or enforceability of the remainder of this Agreement, provided that the reformation complies with the intent of the parties.

10.10 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

West Virginia University Research Corporation    and Cybermarche, Inc.
 on Behalf of West Virginia University ("WVU")



By: /s/ William W. Reeves   6/15/96              By: /s/ K. J. Cleetus
   --------------------------------                 ---------------------------

Name: William W. Reeves                          Name: K. J. Cleetus, Ph. D.

Title: Secretary                                 Title: President



                                     6/7

                                                                WVU/CM Agreement

                                    Exhibit A

Software licensed by WVU to CM under this agreement shall include current and future releases of the following elements of the ARTEMIS patient medical record management software developed, or under development, at the Concurrent Engineering Research Center (CERC), a research center of WVU. Specifically excluded from this list are such third-party components of CERC ARTEMIS technology as are inherent in the use of commercially available tools employed by CERC software personnel to develop its healthcare patient record management technology.

ARTEMIS distributed patient record management software consists of the following components:

(a) Software to allow access to CORBA-based services through the World Wide Web (services referred to as Web* and TclDII).

(b) All ARTEMIS patient record specific applications developed including the various presentation software and layout pages.

(c) Gateways to databases developed as part of providing access to patient records.

(d) Models and schemas of patient information.

(e) Mechanisms and methodologies developed to support confidential, secure access to patient chart.

(f) Supporting tools that were developed specifically to support patient record management.


                                                           /s/ Dr. K. J. Cleetus


                                     7/7

                                    FILE COPY

                                 AMENDMENT NO. 1

      This Amendment No.1 (the "Amendment") to License Agreement, which is effective as of June 4, 1996 by and between West Virginia University Research Corporation on behalf of West Virginia University, a non-profit organization organized under the laws of the State of West Virginia ("WVU"), and Cybermarche, Inc. a for-profit company organized under the laws of the State of West Virginia ("CM"), is by and between WVU and CM and is effective as of September 5, 1996.

      WHEREAS, WVU and CM entered into the above-referenced License Agreement granting CM a worldwide, transferable, exclusive license under the Intellectual Property Rights, including the right to grant and authorize sublicenses, to use, display, copy, modify, duplicate, make, have made, sell, import, export, and otherwise distribute the Software, and to have any of the foregoing performed on its behalf by a third party, and

      WHEREAS, CM has entered into a sublicense agreement with Healthcare Computing Systems, Inc., d/b/a CareFlow / Net ("HCS"), effective September 5, 1996, by which CM has granted a sublicense to HCS, on an exclusive basis, to use, display, copy, modify, duplicate, make, have made, sell, import, export, and otherwise distribute certain software referred to in said sublicense agreement, to have any of the foregoing performed on its behalf by a third party and under which HCS has agreed to take responsibility for, inter alia, the payment of all royalties due WVU; and

      WHEREAS, WVU and CM desire to amend certain provisions of the License Agreement on the terms and conditions set forth herein.

      NOW, THEREFORE, it is agreed that:

      1. Section 4.1 Royalty Reports of the License Agreement is hereby amended to recite "Ninety (90) days" after the end of each calendar year in place of the original "Thirty (30) days" to provide CM with additional time to provide WVU with CM's royalty report.

      2. Section 7.1 Intellectual Property Representations and Warranties. Part (d) of the License Agreement is hereby amended to insert the phrase "or except as specifically set forth in the Agreement, infringe" after the word "dominate" in the next to last line thereof.

      3. Section 9.2.1 of the License Agreement is hereby amended to insert the word "finally" before the word "determined" in the next to last line thereof.

      This Amendment may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Unless separately defined, all defined terms herein shall have the meaning set forth in the License Agreement.

      IN WITNESS WHEREOF, the WVU and CM have executed this Amendment, in duplicate, by proper persons thereunto duly authorized.


      WEST VIRGINIA UNIVERSITY RESEARCH CORPORATION


      By: /s/ William W. Reeves
          ---------------------------------
      Name: William W. Reeves

      Title: Executive Director, WVU Research Corporation

      Date: 11/5/97



      CYBERMARCHE, INC.


      By: /s/ K. J. Cleetus
          ---------------------------------
      Name: K. J. Cleetus

      Title: President

      Date: 11/6/97